Exhibit 5.1

16 October 2007	Our Ref: LY/S3744-H02081

Simcere Pharmaceutical Group.

No.699-18 Xuan Wu Avenue, Nanjing

Jiangsu Province 210042

People’s Republic of China

Dear Sirs

SIMCERE PHARMACEUTICAL GROUP (THE “COMPANY”)

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Registration Statement on Form S-8 to be filed by the Company, with the United States Securities and Exchange Commission the (“Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, of an amount of Ordinary Shares of par value of US$0.01 in the capital of the Company (the “Shares”) for issuance pursuant to the 2006 Stock Incentive Plan of the Company (the “Plan”).

For the purposes of giving this opinion, we have examined the following documents.

1.	Certificate of Incorporation of the Company dated 4 August 2006.

2.	Copies of the Second Amended and Restated Memorandum and Articles of Association of the Company adopted on 23 March 2007 and became effective on 20 April 2007 (the “Second Amended and Restated Memorandum and Articles of Association”).

3.	A Certificate of Good Standing dated 19 September 2007 issued by the Registrar of Companies.

4.	The written resolutions of all directors and shareholders of the Company both passed on 13 November 2006 in relation to the Plan the issue of Shares by the Company and the written resolution of all directors of the Company passed on 12 October 2007 (together, the “Resolutions”).

We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions set out below and having regard to legal considerations which we deem relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Shares to be issued by the Company have been duly and validly authorised, and when allotted, issued, sold and paid for in the manner described in the Plan and in accordance with the Resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, the Shares will be legally allotted and issued, fully paid and non-assessable (meaning that no further Shares are payable to the Company with respect to the holding of such Shares).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended, or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

The foregoing opinions are given on the assumptions set out below.

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all such documents purporting to be sealed have been so sealed and all copies are complete and conform to their originals.

2.	The Seconded Amended and Restated Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

3.	The Resolutions were duly passed by the Directors and Shareholders of the Company in accordance with the Amended and Restated Memorandum and Articles of Association dated 29 September 2006 or the Second Amended and Restated Memorandum and Articles of Association of the Company, as the case may be, and have not been revoked.

4.	The Shares will be issued in accordance with the Plan and the Resolutions.

To maintain the Company in good standing under the Companies Law (as amended), all annual filing fees must have been paid and all returns made to the Registrar of Companies.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Walkers

WALKERS